UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2007

Varian, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-25393

(Commission File Number)

77-0501995

(IRS Employer Identification No.)

3120 Hansen Way, Palo Alto, California	94304-1030
(Address of principal executive offices)	(Zip Code)

(650) 213-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

On April 24, 2007, Varian, Inc. (the “Company”) committed to a plan to combine and optimize the development and assembly of most of its nuclear magnetic resonance (“NMR”) and mass spectrometry products, to further centralize related administration and other functions and to reallocate certain resources toward more rapidly growing product lines and geographies. As part of the plan, the Company will create an information rich detection (“IRD”) center in Walnut Creek, California, where NMR operations currently located in Palo Alto, California will be integrated with mass spectrometry operations already located in Walnut Creek. The Company will invest in a new 45,000 square foot building and a substantial remodel of an existing building there to house the IRD center. Upon its completion, the plan is expected to result in certain operational improvements and efficiencies, which the Company anticipates will result in a reduction of its overall cost structure.

As a result of the plan, a number of employee positions will be relocated or eliminated and certain facilities will be consolidated. The actions under the plan will impact the Scientific Instruments segment and are expected to result in the elimination of between approximately 40 and 60 positions. Management expects these activities to be completed during the first half of its fiscal year 2009.

Restructuring and other related costs expected to be incurred associated with the actions described above are currently estimated to be between $9.5 million and $14.5 million, of which between $3.5 million and $5.0 million is expected to be recorded in the second half of fiscal year 2007. Total costs expected to be incurred under the plan are comprised as follows:

-	One-time termination benefits and retention payments for employees whose positions are being relocated or eliminated of between $4.5 million and $6.5 million,
-	Costs related to relocating facilities (including decommissioning costs, moving costs and temporary facility/storage costs) of between $2.5 million and $3.5 million,
-	Accelerated depreciation of fixed assets resulting from facility actions under the plan of between $1.0 million and $1.5 million,
-	Lease termination costs (including future lease payments on vacated facilities) of between $0.5 million and $1.0 million, and
-	Other non-recurring, incremental costs resulting from the plan of between $1.0 million and $2.0 million.

These costs are expected to be recorded and settled beginning in the third quarter of fiscal year 2007 through the second quarter of fiscal year 2009 except for certain lease termination-related costs, which might be settled as late as the fourth quarter of fiscal year 2012. A total of $8.0 million to $12.5 million of the above costs are expected to result in cash expenditures.

In connection with this plan, the Company also expects to make capital expenditures of up to $25 million beginning in the fourth quarter of fiscal year 2007 and continuing through the first half of fiscal year 2009. The Company expects that a significant portion of these expenditures will fall within its typical capital spending pattern measured over a two-year period.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Exhibit Title or Description
99.1	Press Release issued April 25, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VARIAN, INC. (Registrant)

By:	/s/ G. Edward McClammy
G. Edward McClammy Senior Vice President, Chief Financial Officer and Treasurer

Date: April 27, 2007

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description

99.1	Press Release issued April 25, 2007.